Portfolio Guaranteed Term Annuity
Registration Number 333-42793

EXHIBIT INDEX

Exhibit 4.7       Copy of Non-tax qualified Individual Annuity Contract.

Exhibit 4.8       Copy of Tax qualified Individual Annuity Contract.

Exhibit 4.9       Copy of Individual IRA Contract.

Exhibit 23        Consent of Independent Auditors.